Exhibit 99.2

allegiant®

Earnings Call

4Q24



Forward looking statements

This presentation as well as oral statements made by officers or directors of Allegiant Travel Company, its advisors and affiliates (collectively or separately, the "Company") will contain forward-looking statements that are only predictions and involve risks and uncertainties. Forward-looking statements may include, among others, references to future performance and any comments about our strategic plans. There are many risk factors that could prevent us from achieving our goals and cause the underlying assumptions of these forward-looking statements, and our actual results, to differ materially from those expressed in, or implied by, our forward-looking statements. These risk factors and others are more fully discussed in our filings with the Securities and Exchange Commission. Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The Company cautions users of this presentation not to place undue reliance on forward-looking statements, which may be based on assumptions and anticipated events that do not materialize.

Greg Anderson

Chief Executive Officer and President



allegiant

Strengthening our foundation for long-term success

Airline Only, Adjusted Operating Margin[1]
4Q24 vs 4Q23


+6.6 pts
13.2%
6.6%
4Q23
4Q24

Peak Period, Avg. Aircraft Utilization (hrs/ac)
Dec '23 vs Dec '24


21%
9.6
7.9
Dec '23
Peak Period
Dec '24
Peak Period

- **Achieved an adjusted airline only operating margin[1] of 13.2% in 4Q24**
  Driven by higher aircraft utilization and improved operational efficiency
- **Marking a 6.6-point improvement from the previous year**
  Reflecting strong peak-period execution and disciplined cost management
- **December capacity increased by 16% from the previous year**
  Supported by aircraft utilization averaging 9.6 hours per day, a 21% year-over-year increase, approaching 2019 levels
- **Despite significant growth, we achieved a 99.7% controllable completion rate in December**
  Demonstrating operational reliability and ensuring smooth holiday travel for our customers
- **Continued progress on three key strategic initiatives:**
  - ✓ **Restoring peak-period utilization** – Achieved in December, with plans for sustained improvements in 2025
  - ✓ **Commercial technology upgrades** – Navitaire optimization delivering incremental revenue benefits, with further enhancements expected in 2025
  - ✓ **Fleet modernization** – Ended 2024 with four MAX aircraft in service, helping address operational inefficiencies from delivery delays
- **Tactical execution across these priorities reinforces our focus on running a strong and efficient airline**

(1) All adjusted numbers are non-GAAP. Please see the appendix for a reconciliation to the most comparable GAAP measure.

Drew Wells

Senior Vice President, Chief Commercial Officer

Revenue growth and strategic execution for 2025

Scheduled Service ASMs YoY Growth
24' vs 25'


1.40%
14.00%
0.60%
17.00%
1Q24
1Q25
FY24
FY25

- **Our fourth quarter total airline revenue of nearly $610M was up slightly on a year-over-year basis**
- **The main drivers of the outperformance:**
  - ✓ Faster-than-expected recovery to hurricane impacted destinations
  - ✓ Continued core ancillary strength
  - ✓ Stronger than expected holiday period
- **Our general approach to 2025 is growing into our infrastructure and the planning group has been tasked with focusing on maximizing the absolute earnings potential in the immediate term**
- **In mid-November, we announced a record-tying 44 new routes with start dates in Spring and Summer 2025**
- **Aircraft with the Allegiant Extra layout will see more than 5 times as many departures in the first quarter of 2025 vs. the first quarter of 2024**
- **We continue to regain lost functionality from our 2023 Navitaire cutover. We expect to fully recapture the $2 per passenger in the first half of 2025 and the $2 of expected upside early in 2026**

allegiant

Robert Neal

Senior Vice President, Chief Financial Officer

Building momentum for earnings growth

Consolidated, Adjusted Diluted Earnings Per Share[1]
4Q24 vs 4Q23


+1.99
$2.10
$0.11
4Q23
4Q24

Airline Only, Adjusted Diluted Earnings Per Share[1]
4Q24 vs 4Q23


+2.14
$3.00
$0.86
4Q23
4Q24

- **Delivered consolidated adjusted net income of $38.9 million[1] in 4Q24**
  Resulting in adjusted earnings per share (EPS) of $2.10[1]
- **4Q24 GAAP consolidated net income of ($216.2) million and EPS of ($12.00)**
- **Airline segment reported adjusted net income of $55.6 million[1]**
  Yielding adjusted airline-only EPS of $3.00[1] for the quarter
- **Full-year 2024 consolidated adjusted net income of $45.7 million[1]**
  Resulting in adjusted consolidated EPS of $2.48[1]
- **Full-year 2024 GAAP consolidated net income of ($240.2) million and EPS of ($13.49)**
- **Airline segment generated full-year adjusted net income of $107.5 million[1]**
  Delivering adjusted airline-only EPS of $5.84[1]
- **Fourth quarter fuel cost averaged $2.50 per gallon**
  In line with expectations
- **Adjusted airline non-fuel unit costs (CASM-ex) were 8.29 cents**
  Down 2.5% year-over-year but slightly above December estimates
  Higher stock compensation expense due to share price increase
- **Fourth quarter CASM-ex includes approximately $20 million**
  Related to our pilot retention bonus
- **Full-year 2024 unit costs increased 5.4% on 1.1% capacity growth impacted by labor-related cost headwinds**
  Included eight months of new flight attendant CBA
  Four additional months of pilot retention bonus accrual versus 2023

(1) All adjusted numbers are non-GAAP. Please see the appendix for a reconciliation of each non-GAAP number to the most comparable GAAP measure. Please see the earnings release for discussion as to why management believes presentation of these non-GAAP figures to be useful to investors

allegiant

Strengthening liquidity and deleveraging for future growth

Net Leverage (Net Debt / Adj. EBITDA)
1Q24 - 4Q24


3.4x
3.8x
4.1x
3.2x
1Q24
2Q24
3Q24
4Q24

- **We ended the year with $1.1 billion in available liquidity**
  Including $833 million in cash and investments and $275 million in revolver capacity
- **Net leverage improved from the end of the third quarter, to 3.2x**
  Total debt balances reduced by nearly $200 million during 2024 while taking delivery of five aircraft and two spare engines during the year.
- **Third quarter marked our peak leverage, and based on current fleet expectations, we should continue deleveraging throughout 2025**
- **Fourth-quarter airline CapEx totaled $34.1 million in aircraft and engines, $8.8 million in other airline expenditures, and $18.7 million in deferred heavy maintenance spend.**
- **We expect to have fully repaid debt associated with Sunseeker assets in 1Q25 allowing us flexibility as we continue evaluating strategic alternatives**

allegiant

Consolidated & Sunseeker outlook summary

First Quarter Consolidated Guidance	1Q25
Consolidated earnings per share, excluding special charges [1]	$1.50 - $2.50

First Quarter Sunseeker Guidance	1Q25
EBITDA, excluding special charges [1] (millions)	~$2
Depreciation expense (millions)	~$3
Occupancy rate	~60%
Average daily rate [2]	~$320

(1) Denotes a non-GAAP financial measure for which no reconciliation to GAAP is provided as described in the earnings release.
(2) Average daily rate does not include a nightly resort fee of $30.

allegiant

Airline outlook summary

First Quarter Airline-Only Guidance	1Q25
System ASMs – y/y change	~13.5%
Scheduled service ASMs – y/y change	~14.0%
Fuel cost per gallon	$2.60
Operating margin, excluding special charges	8.0% - 11.0%
Airline-only earnings per share, excluding special charges[3]	$1.75 - $2.75

Full-Year Airline-Only Guidance	FY 2025
System ASMs – y/y change	~16.0%
Scheduled service ASMs – y/y change	~17.0%
Fuel cost per gallon	$2.60
Interest expense (millions)[4]	$130 - $140
Capitalized interest[1] (millions)	$20 – $30
Interest income (millions)	$30 - $40
Tax rate	24%
Share count (thousands)	18,100
Airline-only earnings per share, excluding special charges[3]	$7.75 - $10.25

Full-Year Airline-Only CapEx	FY 2025
Aircraft-related capital expenditures[2] (millions)	$285 to $315
Capitalized deferred heavy maintenance (millions)	$85 to $95
Other airline capital expenditures (millions)	$115 to $135
Recurring principal payments (millions)[5]	$165 to $175

(1) Includes capitalized interest related to pre-delivery deposits on new aircraft.
(2) Aircraft-related capital expenditures includes the purchase of aircraft, engines, induction costs, and pre-delivery deposits. This amount excludes capitalized interest related to pre-delivery deposits on new aircraft. Estimated capital expenditures are based on management's best estimate around aircraft deliveries, which differs from our contractual obligations.
(3) Denotes a non-GAAP financial measure for which no reconciliation to GAAP is provided as described in the earnings release.
(4) Includes consolidated gross interest expense attributable to both the airline segment and the Sunseeker resort segment.
(5) Does not include repayment of pre-delivery deposit debt facilities due on delivery of aircraft.


allegiant

Q&A


allegiant

Appendix

Non-GAAP Financial Measures Reconciliation

Reconciliation of adjusted operating income, adjusted operating margin, and adjusted other non-operating expenses (millions)	Three Months Ended December 31, 2024								
	Consolidated			Airline			Sunseeker		
	GAAP	Adjustments[2][3][4]	Adjusted (Non-GAAP)	GAAP	Adjustments[2][4]	Adjusted (Non-GAAP)	GAAP	Adjustments[3]	Adjusted (Non-GAAP)
Total operating revenues	$ 627.7	$ —	$ 627.7	$ 609.7	$ —	$ 609.7	$ 18.0	$ —	$ 18.0
Total operating expenses	891.7	(328.1)	563.6	531.7	(2.7)	529.0	360.0	(325.5)	34.6
Operating income (loss)	$ (264.0)	$ 328.1	$ 64.2	$ 78.1	$ 2.7	$ 80.7	$ (342.0)	$ 325.5	$ (16.6)
Operating margin (percent)	(42.1)		10.2	12.8		13.2	NM		NM
Other non-operating expenses	$ 1.3	$ (1.2)	$ 0.1	$ 1.3	$ (1.2)	$ 0.1	—		—

2. In 2024 and 2023, we recognized special charges for aircraft accelerated depreciation related to our revised fleet plan. Additionally in 2024, we recognized charges for a ratification bonus paid to flight attendants in connection with our new collective bargaining agreement and an organizational restructuring of certain administrative personnel. The accelerated depreciation, ratification bonus, and restructuring expenses are sometimes referred to as "airline special charges."
3. In 2024 and 2023, we recognized as special charges the full amount of estimated property damage to Sunseeker Resort due to weather and other insured events less the amount of recognized insurance recoveries through the end of the applicable period. Additionally, in fourth quarter 2024, the Company recorded an impairment charge for Sunseeker Resort and the related Aileron Golf Course which is also recorded as a special charge on the Income Statement. We sometimes refer to all of these charges as "Sunseeker special charges."
4. In fourth quarter 2024, the Company incurred a $1.2M non-operating loss on the disposition of an investment that arose from the contribution of intellectual property rights to a private company. The investment's carrying value was $2.0M at the time of the sale.

* Note that amounts may not recalculate due to rounding

allegiant

Non-GAAP Financial Measures Reconciliation

1. Denotes non-GAAP figure.
2. In 2024 and 2023, we recognized special charges for aircraft accelerated depreciation related to our revised fleet plan. Additionally in 2024, we recognized charges for a ratification bonus paid to flight attendants in connection with our new collective bargaining agreement and an organizational restructuring of certain administrative personnel. The accelerated depreciation, ratification bonus, and restructuring expenses are sometimes referred to as "airline special charges."
3. In 2024 and 2023, we recognized as special charges the full amount of estimated property damage to Sunseeker Resort due to weather and other insured events less the amount of recognized insurance recoveries through the end of the applicable period. Additionally, in fourth quarter 2024, the Company recorded an impairment charge for Sunseeker Resort and the related Aileron Golf Course which is also recorded as a special charge on the Income Statement. We sometimes refer to all of these charges as "Sunseeker special charges."
4. In fourth quarter 2024, the Company incurred a $1.2M non-operating loss on the disposition of an investment that arose from the contribution of intellectual property rights to a private company. The investment's carrying value was $2.0M at the time of the sale.

* Note that amounts may not recalculate due to rounding

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2024	2023	2024	2023
Reconciliation of adjusted consolidated net income (loss) and adjusted diluted earnings per share (millions except share and per share amounts)				
Net income (loss) as reported (GAAP)	$ (216.2)	$ (2.0)	(240.2)	117.6
Plus: special charges[2][3]	328.1	8.8	368.1	28.6
Plus: loss on sale of investment[4]	1.2	—	1.2	—
Plus (minus): income tax expense (benefit) (GAAP)	(65.5)	0.2	(68.2)	41.5
Adjusted income before income tax[1][2][3][4]	47.6	7.0	60.9	187.7
Minus: adjusted income tax expense	8.7	4.6	15.2	51.1
Adjusted net income[1][2][3][4]	38.9	2.4	45.7	136.6
Less adjusted net income allocated to participating securities	(1.0)	(0.3)	(1.2)	(4.8)
Adjusted net income attributable to common stock[1][2][3][4]	37.9	2.1	44.4	131.8
Diluted shares used for computation (thousands)	18,014	17,915	17,852	18,019
Diluted shares used for adjusted computation (thousands)	18,021	17,929	17,913	18,019
Diluted earnings (loss) per share as reported (GAAP)	$ (12.00)	$ (0.13)	$ (13.49)	$ 6.29
Adjusted diluted earnings per share[1][2][3][4]	$ 2.10	$ 0.11	$ 2.48	$ 7.31

allegiant

Non-GAAP Financial Measures Reconciliation

1. Denotes non-GAAP figure.
2. In 2024 and 2023, we recognized special charges for aircraft accelerated depreciation related to our revised fleet plan. Additionally in 2024, we recognized charges for a ratification bonus paid to flight attendants in connection with our new collective bargaining agreement and an organizational restructuring of certain administrative personnel. The accelerated depreciation, ratification bonus, and restructuring expenses are sometimes referred to as "airline special charges."
4. In fourth quarter 2024, the Company incurred a $1.2M non-operating loss on the disposition of an investment that arose from the contribution of intellectual property rights to a private company. The investment's carrying value was $2.0M at the time of the sale.

* Note that amounts may not recalculate due to rounding

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2024	2023	2024	2023
Reconciliation of adjusted airline-only net income and adjusted airline-only earnings per share (millions except share and per share amounts)				
Net income (loss) as reported (GAAP)	$ (216.2)	$ (2.0)	$ (240.2)	$ 117.6
Plus non-airline loss before taxes	346.6	8.0	402.7	29.1
Plus loss on sale of investment[4]	1.2	—	1.2	—
Plus airline special charges[2]	2.7	19.9	45.3	35.1
Plus (minus) income tax expense (benefit) (GAAP)	(65.5)	0.2	(68.2)	41.5
Adjusted airline-only income before income tax[1][2][4]	68.7	26.1	140.8	223.2
Minus adjusted airline-only income tax expense[1]	13.1	10.2	33.2	58.5
Adjusted airline-only net income[1][2][4]	55.6	15.9	107.5	164.7
Less adjusted airline-only net income allocated to participating securities[1]	(1.5)	(0.5)	(2.9)	(5.8)
Adjusted airline-only net income attributable to common stock[1][2][4]	54.1	15.4	104.6	158.9
Diluted shares used for computation (thousands)	18,014	17,915	17,852	18,019
Diluted shares used for adjusted computation (thousands)	18,021	17,929	17,913	18,019
Diluted earnings (loss) per share as reported (GAAP)	$ (12.00)	$ (0.13)	$ (13.49)	$ 6.29
Adjusted diluted airline-only earnings per share[1][2][4]	$ 3.00	$ 0.86	$ 5.84	$ 8.82

allegiant